EXHIBIT j
                        CONSENT OF INDEPENDENT AUDITORS
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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 45 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 11, 2003 relating to the financial statements and financial highlights appearing in the April 30, 2003 Annual Report to Shareholders of Phoenix-Seneca Growth Fund and Phoenix-Seneca Strategic Theme Fund (constituting the Phoenix Strategic Equity Series Fund), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Other Information - Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP

Boston, Massachusetts
August 22, 2003